Exhibit 99.1

For Immediate Release	For Investor Inquires, contact:
October 29, 2003	Thomas K. Peck
2003-11	317/808-6168

For Media Inquires, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces Third Quarter Earnings

Common and Preferred Stock Dividends Also Announced

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the third quarter of 2003 was $40.2 million on revenues of $196.8 million, compared to $38.6 million on revenues of $192.1 million for the third quarter last year.  On a per share basis, third quarter net income available for common shareholders grew 7.1 percent to $0.30 per share, from $0.28 for the third quarter of 2002.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations available for common shares (“FFO”) were $96.4 million for the third quarter of 2003 versus $91.9 million for the same period in 2002.  On a per share basis, third quarter FFO was $0.62 compared to $0.58 for the third quarter of 2002, a 6.9 percent increase.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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Included in the Company’s third quarter financial statements is the effect of its adoption (announced on September 5, 2003) of FASB-EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”  This resulted in a $645,000 reduction in net income and funds from operations, on a diluted basis, for the third quarter of 2002.  Without the effect of adoption of FASB-EITF Topic D-42, the Company’s diluted net income per share for the third quarter of 2003 would have grown by 3.4 percent compared to the third quarter of 2002, and diluted FFO per share would have grown 5.1 percent over the same time period.

Additionally, the Company’s Board of Directors declared a quarterly dividend of $.46 per common share, or $1.84 per share on an annualized basis.  The dividend is payable on November 28, 2003 to common shareholders of record on November 14, 2003.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share		Record Date	Payment Date
Series B	Not Listed	$.99875		December 17, 2003	December 31, 2003

Series D	DREPRD	$.46094		December 17, 2003	December 31, 2003

Series E	DREPRE	$.51563		December 17, 2003	December 31, 2003

Series I	DREPRI	$.52813		December 17, 2003	December 31, 2003

Series J	DREPRJ	$.44167	*	November 17, 2003	December 1, 2003

*The dividend declared on the Company’s Series J preferred shares is applicable to 96 days because of the mid-quarter issuance of this new security in August.  In future quarters, when it is outstanding for the entire period, Duke expects to pay $.41406 per Series J depositary share or $1.65625 per share on an annualized basis.

Property information at September 30, 2003 was as follows:

•                  The Company’s 902 stabilized in-service properties totaling 105.4 million square feet were 88.8 percent leased compared to 87.8 percent at June 30, 2003.

•                  At $429.6 million, the Company’s value creation pipeline at September 30 has increased 61.5 percent since the recent low point at June 30, 2002, and 27.8 percent in 2003.  The pipeline included $119.2 million of developments with expected stabilized returns averaging 10.0 percent that Duke plans to own indefinitely after completion; $111.6 million of developments with expected stabilized returns averaging 10.6 percent that the Company plans to sell within approximately one year of completion; and a $198.8 million backlog of third-party construction volume with an average pre-tax profit margin of 8.5 percent.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the third quarter consisted of nearly 110.0 million square feet that were 88.4 percent leased, up from 87.3 percent at June 30, 2003.

The Company also disclosed the following information for the third quarter of 2003:

•                  Duke renewed 76.5 percent of leases up for renewal, totaling 2.4 million square feet, on which net effective rents declined 3.5 percent.

•                  Year-to-date same property net operating income for 2003 decreased 4.6 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the third quarter were 4.3 and 3.1, respectively, and its debt-to-total market capitalization ratio was 31.0 percent at September 30, 2003.

Commenting on Duke’s third quarter performance, Tom Hefner, Chairman and Chief Executive Officer, stated,

“With our return to year-over-year growth in FFO per share, we are pleased with our performance in the third quarter.    Although occupancy improved by 100 basis points during the quarter, the overall leasing environment and business climate remains challenging, and we are not expecting occupancy to continue to grow at this pace in the near term.  With modest growth expected in the fourth quarter, we anticipate that our performance will be in the lower third of the 2003 FFO guidance range that we announced last December of $2.40 to $2.55 per share.”

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 25, 2003 for additional information concerning these risks.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,000 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt.  Duke owns interests in more than 109 million square feet of properties, has over 1,000 employees and owns or controls approximately 3,900 acres of undeveloped land that can support approximately 62 million square feet of future development.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s September 30, 2003 supplemental information fact book will be available after 7:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. (New York time) to discuss its third quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

Operating Results

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002

Revenues from continuing operations	$196,815	$192,103	$583,938	$589,454
Earnings from rental operations	49,943	54,519	139,044	168,659
Earnings from service operations	4,471	3,472	11,407	26,598
Net income available for common shareholders - Basic	40,185	38,595	112,200	132,401
Net income available for common shareholders - Diluted	44,547	42,830	124,447	147,867
Funds from operations available for common shareholders - Basic	84,730	80,072	242,703	256,186
Funds from operations available for common shareholders - Diluted	96,370	91,932	276,546	295,453

Per Share:
Net income available for common shareholders - Basic	$0.30	$0.29	$0.83	$0.99
Net income available for common shareholders - Diluted	$0.30	$0.28	$0.82	$0.98
Funds from operations available for common shareholders - Basic	$0.62	$0.59	$1.79	$1.92
Funds from operations available for common shareholders - Diluted	$0.62	$0.58	$1.77	$1.88
Dividend payout ratio of funds from operations	74.2%	78.5%	77.7%	72.3%
Weighted average shares outstanding
Basic - Net income and Funds from operations	135,706	134,818	135,423	133,659
Diluted - Net income	151,244	151,256	150,965	150,880
Diluted - Funds from operations	156,249	157,405	155,971	157,232

Balance Sheet Data

			September 30 2003	December 31 2002

Net real estate investments			$4,856,964	$4,702,788
Total assets			5,554,955	5,348,823
Total debt			2,256,552	2,106,285
Shareholders’ equity			2,659,147	2,617,336
Common shares outstanding at end of period			135,858	135,007

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended September 30
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$40,185	135,706	$0.30	$38,595	134,818	$0.29
Add back:
Minority interest in earnings of unitholders	4,362	14,667		4,235	14,992
Other common stock equivalents		871			1,446
Fully Diluted Net Income Available for Common Shares	44,547	151,244	$0.30	42,830	151,256	$0.28
Adjustments:
Depreciation and Amortization	48,250			45,074
Company Share of Joint Venture Depreciation and amortization	4,459			4,484
(Earnings) loss from depreciable property sales	(3,349)			(3,474)
Dilutive effect of Convertible Preferred D Shares	2,463	5,005		2,465	5,009
Dilutive effect of Convertible Preferred G Units	0	0		553	1,140
Fully Diluted Funds From Operations Available for Common Shares	$96,370	156,249	$0.62	$91,932	157,405	$0.58

	Nine Months Ended September 30
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$112,200	135,423	$0.83	$132,401	133,659	$0.99
Add back:
Minority interest in earnings of unitholders	12,247	14,740		15,466	15,608
Other common stock equivalents		802			1,613
Fully Diluted Net Income Available for Common Shares	124,447	150,965	$0.82	147,867	150,880	$0.98
Adjustments:
Depreciation and Amortization	142,539			130,886
Company Share of Joint Venture Depreciation and amortization	14,236			13,282
(Earnings) loss from depreciable property sales	(12,067)			(5,928)
Dilutive effect of Convertible Preferred D Shares	7,391	5,006		7,393	5,009
Dilutive effect of Convertible Preferred G Units	0	0		1,953	1,343
Fully Diluted Funds From Operations Available for Common Shares	$276,546	155,971	$1.77	$295,453	157,232	$1.88